UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2006 (January 10, 2006)

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On January 10, 2006, Michael Crabtree announced his desire to cease serving as President of the Medication Management Division of Mediware Information Systems, Inc., effective March 31, 2006. Kevin Ketzel, 37, who has served as Executive Vice President and Chief Operating Officer of the Medication Management Division since October 2005 has agreed to become General Manager of the division and assume the responsibilities of Mr. Crabtree upon the effectiveness of Mr. Crabtree's cessation of that role. Mr. Crabtree, beginning in April, will serve as the Company's Executive Vice President of Corporate Business Development.

     Under his existing employment agreement with Mediware, Mr. Ketzel is entitled to an annual base salary of $180,000 and a discretionary bonus of up to $90,000 per year. The current term of Mr. Ketzel's employment agreement expires October 1, 2007 but will automatically renew for successive 1-year terms unless either Mediware or Mr. Ketzel gives timely notice of non-renewal. The agreement also provides for a 1 year non-compete covenant by Mr. Ketzel following the date of termination of Mr. Ketzel's employment with Mediware, with certain exceptions, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of Mediware.

     A press release regarding Mr. Crabtree's announcement and Mr. Ketzel's agreement is attached as an exhibit to this Current Report on Form 8-K. The biographical information of Mr. Ketzel contained in that press release is incorporated herein.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated January 11, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: January 11, 2006	By: /s/ James F. Burgess James F. Burgess President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Mediware Information Systems, Inc., dated January 11, 2006.